Exhibit 99.3

Vinco Ventures Announces Executive Leadership Changes

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Ross Miller, Will Serve As Co-CEO along with John Colucci and Lisa King

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Rochester, NY, August 25, 2022 – Vinco Ventures, Inc. (Nasdaq: BBIG) (“Vinco Ventures,” “Vinco,” or the “Company”), a digital media and content technologies holding company, today announced executive leadership changes to support the Company’s operational and growth plans. In accordance with the court order from the State of Nevada and effective immediately, Ross Miller, Esq. will serve as co-CEOs along with John Colucci and Lisa King.

“With the future of Vinco in mind, and a great desire to see this Company and its employees succeed, I am happy to join executive leadership alongside Lisa and John,” said Ross Miller, Esq., co-CEO of Vinco.

“This team of co-CEOs is dedicated to the longevity and success of Vinco. We’re excited to get back to work with the intention of driving value to our shareholders and believe this unique corporate leadership structure will put Vinco in a position for success,” commented Lisa King, co-CEO of Vinco.

“It is our intention with the new co-CEO team in place to diligently make business decisions and in turn, communicate our advancements with the entire shareholder community,” concluded John Colucci, co-CEO of Vinco.

Mr. Miller previously served as CEO and President of BKB Global, a wholly owned subsidiary of DirecTV. He previously served as Senior Vice President and General Counsel of Paragon Gaming, an international casino gaming company based in Las Vegas. Mr. Miller also brings over a decade of public service experience, having served as a criminal prosecutor and as Nevada’s Secretary of State.

John Colucci has over 21 years of experience in senior management, business development, advertising, marketing and strategy development. Mr. Colucci was previously the Vice President at C Solutions Marketing Inc. for eleven years and Vice President of Business Development and Strategy at Biggross.com for eleven years.

Lisa King was elected to serve on the Company’s Board of Directors on October 14, 2021. Ms. King also served the Company’s Chief Executive Officer and President from October, 2021 through late July, 2022. Ms. King was recognized as the Company’s co-Chief Executive Officer by a court order issued on August 19, 2022. Ms. King has over 25 years of professional experience as a marketing and branding leader, C-suite executive, and consultant. From January 2021 until October 2021, Ms. King served as the Chief Executive Officer of ZASH, where she, with ZASH’s corporate founders, led the development of its short- and long-term business strategies. Ms. King is currently the Chairman, CEO and controlling stockholder of Magnifi U Inc., a Company that provides a learning experience platform for personal and professional development, which she founded in August 2020.

Ross Miller, is currently a consultant for Silver Palm Group and also serves as a County Commissioner for Clark County, Nevada. He has previously served as President and CEO of BKB Global, a wholly owned subsidiary of DirecTV, and as Senior VP and General Counsel of Paragon Gaming, a casino gaming company based in Las Vegas. Prior to that, he was elected as the youngest Secretary of State in America in 2006 until 2014. His leadership is nationally recognized, as he was named a “Top 10 Rising Political Star” by the Washington Post, was selected as one of “24 Rising Stars in American Governance” by the Aspen Institute and was awarded a Rodel Fellowship in Public Leadership. He obtained his BA from Stanford University and holds JD and MBA degrees from Loyola Marymount University.

Forward-Looking Statements and Disclaimers

This press release contains “forward-looking statements” as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are based upon beliefs of, and information currently available to, Vinco Ventures’ management as well as estimates and assumptions made by Vinco Ventures’ management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected,” and other words or the negative of these terms and similar expressions as they relate to the applicable company or its management identify forward-looking statements. Such statements reflect the current view of Vinco Ventures with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Vinco Ventures and its subsidiaries and consolidated variable interest entities including Lomotif, their industry, financial condition, operations and results of operations. Such factors include, but are not limited to, the expected benefits from Vinco Ventures’ investments in Lomotif and related growth initiatives and strategies such as the blended media, cross-platform distribution strategy, the expected benefits of Lomotif’s participation in and sponsorship of live entertainment events, the expected benefits from acquisition of AdRizer and planned integration of the AdRizer technology with Lomotif and Honey Badger and synergies between AdRizer, Lomotif and Honey Badger and such other risks and uncertainties described more fully in documents filed by Vinco Ventures with or furnished to the Securities and Exchange Commission, including the risk factors discussed in Vinco Ventures’ Annual Report on Form 10-K for the period ended December 31, 2021 filed on April 15, 2022, which are available at www.sec.gov. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results

About Vinco Ventures

Vinco Ventures (Nasdaq: BBIG) is focused on the development of digital media and content technologies. Vinco Ventures’ consolidated subsidiary, ZVV Media Partners, LLC, a joint venture of Vinco Ventures and ZASH Global Media and Entertainment Corporation, has an 80% ownership interest in Lomotif Private Limited. Vinco Ventures owns a 100% ownership interest in AdRizer, LLC.

For more information, please visit investors.vincoventures.com and follow us on LinkedIn and Twitter.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

BBIGinvestors@kcsa.com

Media Contact

Vinco Ventures, Inc.

Brian Hart

Media@vincoventures.com